EXHIBIT 3.1.41

Secretary Of State
Division  of Corporations
Delivered 04 : 00 PM 12/23/2003
FILED 04:00 PM 12/23/2003
SRV 030831747 - 2039787 FILE

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF SCI HOLDINGS, INC.

The undersigned corporate officer of SCI Holdings, Inc., a Delaware corporation, (the “Company”) certifies that the following Amendment to the Company’s Certificate of Incorporation changing its corporate name to Sanmina-SCI Systems Holdings, Inc. from SCI Holdings, Inc., has been duly adopted by unanimous written consent of all of the members of the Board of Directors and the Sole Shareholder of the Company in accordance with Section 242 of the General Corporation Law of the State of Delaware:

“RESOLVED, that the Certificate of Incorporation is hereby amended by changing the name of the corporation to Sanmina-SCI Systems Holdings, Inc. from SCI Holdings, Inc.”

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate of Amendment on this the 12th day of December, 2003.

SCI HOLDINGS, INC

By:	/s/ Steven H, Jackman
Steven H, Jackman,
Secretary